EXHIBIT 10.20
COSTAR GROUP, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of CoStar Group, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation or unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company and subject to any limits on non-employee director compensation set forth in the CoStar Group, Inc. 2025 Stock Incentive Plan (the “Plan”). This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director.

This Program became effective on January 1, 2026 (the “Effective Date”).

CASH COMPENSATION

The schedule of annual cash retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Annual Cash Retainer	$75,000
Non-Executive Chair of the Board	$125,000
Chair of Audit Committee	$30,000
Chair of Compensation Committee	$25,000
Chair of Nominating and Corporate Governance Committee	$25,000
Member of Audit Committee	$15,000
Member of Compensation Committee	$12,000
Member of Nominating and Corporate Governance Committee	$12,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

EXHIBIT 10.20
EQUITY COMPENSATION

Each Non-Employee Director shall be granted Restricted Shares (as defined in the Plan) as set forth in this Program. The Restricted Shares shall be granted under and subject to the terms and provisions of the Company’s 2025 Stock Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board.

For purposes of this Program, the “Grant Price” shall mean the closing price of one share of Common Stock on the date of grant.

Restricted Share Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board as of the date of any Annual Meeting after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a “Restricted Share Award” on the date of such Annual Meeting, which will consist of a number of Restricted Shares (rounded up to the nearest whole number) equal to (i) $250,000 divided by (ii) the Grant Price.

Terms of Restricted Shares Granted to Non-Employee Directors.

1. Restricted Share Awards. Each Restricted Share Award shall vest in a single installment on the earlier of (i) the date of the next Annual Meeting occurring after the date of grant or (ii) the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

2. Forfeiture of Restricted Share Award. Unless the Board otherwise determines, any portion of an Restricted Share Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested.